UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   FORM 8-K
                                Current Report

                      PURSUANT TO SECTION 13 OR 15(D) OF
                         THE SECURITIES ACT OF 1934.

          Date of Report (Date of Earliest event reported):
                              January 24, 2005

                    Commission file number 000-31735

                        NANOSIGNAL CORPORATION, INC.
          (Exact Name of Registrant as specified in its charter)



        Nevada                                          88-0231200
 (State or other jurisdiction of                      (IRS Employer
 incorporation or organization)                      Identification Number)

                            5440 W Sahara Ave, Suite 206
                       (Address of principal executive offices)

                              Las Vegas, NV  89146
                            (City, State and Zip Code)

                                    (702) 227-5111
                   Company's telephone number, including area code

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Item 5.01. Changes in Control of Registrant


A meeting of the Board of Directors of NanoSignal Corporation, Inc. was held on January 24th, 2005 to elect a new President and Chief Executive Officer of the corporation. The company felt that it could take advantage of the unique opportunities that Gary Walters could bring to it by virtue of his vast experience and knowledge in dealing with the strategic plans that a public company needs to have in order to cope with the every day business. Gary W. Walters spent many years as a business consultant to many different companies involved in everything from Aero Space to Thermal Storage.

From 2000 to 2002, Mr. Walters was the chairman and CEO of Ram Oil Management Ltd., an OTC pink sheet publicly traded company. While at Ram Oil Management Ltd., his multi functions were in management and as decision maker for projects ongoing in the United Arabic Emirates, including the development and building of a five star hotel the Ritz Carlton Hotel located in Dubai.

Mr. Walters left Ram Oil Management Ltd. in the last quarter of 2002.
In mid 2003 Gary Walters discovered a new company named Micro Signal Corporation. From mid 2003 till present, Gary Walters has been very active in the support and development of the company's Slices MRI Technology.
He is the super preferred shareholder of 20,000,000 shares of NanoSignal Corporation.

There currently exists a pending action against Gary Walters in California unrelated to this company. A settlement of nine thousand dollars has been reached to totally resolve the matter.


February 1, 2005                           NANOSIGNAL CORPORATION, INC.

                                               Gary W. Walters
                                      By /s/----------------------
                                               Gary W. Walters, President